Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of Energy Income and Growth Fund, First Trust Value Line ( R) 100 Fund,
First Trust/Fiduciary Asset Management Covered Call Fund and First Trust/Aberdeen Global Opportunity Income Fund was held on April 18, 2005. At the Annual Meeting the
Fund's Board of Trustees, consisting of James A. Bowen,
Niel B. Nielson, Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A.
Bowen was 6,352,956 the number of votes withheld was 50,441 and the number of abstentions was 6,282,515.
The number of votes cast for Niel B. Nielson was 6,332,956, the number of votes withheld was 50,100 and the number of abstentions was 6,282,515. The number of votes cast for Richard E. Erickson was 6,332,956, the number of votes withheld was 47,965 and the number of abstentions was 6,284,991. The number of votes cast for Thomas R. Kadlec was 6,332,956, the number of votes withheld was 48,492 and the number of abstentions was 6,284,464. The number of votes cast for David M.
Oster was 6,352,956, the number of votes withheld was 48,565 and the number of abstentions was 6,284,391.